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                                                              EXHIBIT 23.1


                      Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement dated August 22, 1997 (Form S-8 No. 333-34223) pertaining to the 1997 Stock Award and Incentive Plan of Alexandria Real Estate Equities, Inc. of our report dated October 27, 1997 with respect to the statement of revenue and certain expenses of 940 Clopper Road for the year ended December 31, 1996, and the incorporation by reference therein of our report dated October 27, 1997 with respect to the statement of revenue and certain expenses of 1401 Research Blvd. for the year ended December 31, 1996, and the incorporation by reference therein of our report dated November 7, 1997 with respect to the statement of revenue and certain expenses of 1500 East Gude Drive and 3/3 1/2 Taft Court for the year ended December 31, 1996 all of which are included in the Form 8K/A of Alexandria Real Estate Equities, Inc. dated Janury 29, 1998.

                                       /s/ Ernst & Young LLP


Los Angeles, California
January 29, 1998